EXHIBIT 99.1

QCR Holdings, Inc. Announces Retirement of John Anderson

MOLINE, Ill., May 20, 2024 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (“QCRH” or the “Company”) today announced the retirement of John H. Anderson, Chief Deposit Officer of QCRH and Chief Executive Officer of QCRH’s wholly-owned bank subsidiary, Quad City Bank and Trust Company (“QCBT”), effective January 3, 2025. As a leader in the Quad Cities banking industry for 40 years, Mr. Anderson has spent the last 26 years with QCBT, serving as its CEO for 17 years. Upon Mr. Anderson’s retirement, Laura “Divot” Ekizian, who has served as President and Chief Relationship Officer for QCBT for the past four years, will assume the role of Chief Executive Officer of QCBT, in addition to her current role as President of QCBT. Over the coming months, Mr. Anderson will continue to work with Ms. Ekizian and QCBT to ensure a smooth transition.

“On behalf of the QCRH and QCBT Boards of Directors, I’d like to extend our sincere thanks to John for the outstanding leadership that he has demonstrated at our company and in our community,” said QCRH CEO Larry Helling. “We acknowledge his significant contributions and wish him a fulfilling retirement.”

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994; Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001; Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016; Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018, and Guaranty Bank, also based in Springfield, Missouri, was acquired by the Company and merged with Springfield First Community Bank in 2022, with the combined entity operating under the Guaranty Bank name. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company offers equipment loans and leases to businesses through its wholly owned subsidiary, m2 Equipment Finance, LLC, based in Waukesha, Wisconsin, and provides correspondent banking services. The Company has 36 locations in Iowa, Missouri, Wisconsin, and Illinois. As of March 31, 2024, the Company had $8.6 billion in assets, $6.6 billion in loans, and $6.8 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

PRESS CONTACT:
Cari Henson
VP, Corporate Communications Manager
309.277.2668 | chenson@qcrh.com